Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED BYLAWS OF

PHARMACYCLICS, INC.

The undersigned, Richard B. Love, hereby certifies that:

1. He is the duly elected Secretary of Pharmacyclics, Inc., a Delaware corporation (the “Company”).

2. Effective as of March 4, 2015, the Company’s Amended and Restated Bylaws are hereby amended to add the following ARTICLE VII, Section 8:

“ARTICLE VII, Section 8. FORUM FOR ADJUDICATION OF DISPUTES

Unless the corporation consents in writing to the selection of an alternative forum, the courts of Santa Clara County in the State of California (or, only if the courts of Santa Clara County in the State of California decline to accept jurisdiction over a particular matter, any federal court within the Northern District of the State of California), shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware, the certificate of incorporation or the bylaws (in each case, as they may be amended from time to time), (d) any action against the corporation or any director, officer or other employee of the corporation to interpret, apply, enforce or determine the validity of the certificate of incorporation or the bylaws (in each case, as they may be amended from time to time) or (e) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE VII, Section 8.”

3. The matters set forth in this certificate are true and correct to my own knowledge.

[Signature Page Follows]

IN WITNESS HEREOF, the undersigned has set his hand hereto this 4th day of March, 2015.

/s/ Richard B. Love
Richard B. Love, Secretary

PHARMACYCLICS, INC.

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED BYLAWS